Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT APPOINTS CAROL HAYLES CORPORATE CONTROLLER

     NEW YORK — July 2, 2010 — CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today announced the appointment of Carol Hayles (49) as Senior Vice President, Corporate Controller. She will report directly to Chief Financial Officer Scott T. Parker.

     Mr. Thain said, “The appointment of Carol as our Corporate Controller now completes the leadership team of our Finance department. Her prior accounting and regulatory reporting experience will be instrumental as we continue to build a best-in-class Finance department.”

     Hayles will serve as the Company’s Principal Accounting Officer and will be responsible for managing the Accounting department, as well as all SEC and regulatory reporting.

     Prior to CIT, Hayles spent the past 24 years in various finance roles of increasing responsibility at Citigroup, Inc. Most recently she served as Deputy Controller of Citigroup, Inc. Before this she also served as Chief Financial Officer of Citibank’s e-Business, CFO of Citigroup’s Global Relationship Bank, CFO of Citibank Canada and held internal audit and investor relations positions. Hayles started her career at PricewaterhouseCoopers LLP.

About CIT

Founded in 1908 and headquartered in New York City, CIT (NYSE: CIT) is a bank holding company with approximately $45 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual, and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and vendor finance. www.cit.com

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com

Stephen Klimas
Senior Vice President
(973) 535-3769
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